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                                                                 Exhibit (a)(10)

                                      $127

                           PRICE INCREASE TO PURCHASE

                                    UNITS OF

                  RESOURCES ACCRUED MORTGAGE INVESTORS 2, L.P.

                                       BY

                             BIGHORN ASSOCIATES LLC

         Bighorn Associates LLC has increased its offer to purchase Units in Resources Accrued Mortgage Investors 2, L.P. to $127 per Unit. This price is $5 more than a competing offer made by Western Real Estate Investments, LLC and is the highest available offer for your Units. We have also extended the expiration date of our offer until 12:00 midnight, New York City Time on March 16, 2001.

         o Our increased offer is being made on the same terms and conditions as our original Offer. YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR TRANSFER FEES.

         o If you already tendered to Bighorn Associates LLC and have not withdrawn your tender you will automatically receive the benefit of our increased $127 Offer. NO FURTHER ACTION IS NECESSARY.

         o If you have previously tendered to Bighorn Associates LLC and have withdrawn your tender, you will need to resubmit to us a duly completed and executed copy of the enclosed blue letter of transmittal in order to receive the benefit of our increased $127 Offer.

         o If you tendered your Units in the Western Real Estate Investment tender offer by completing the green or gold letter of transmittal, you may still tender to us and receive the benefit of our increased $127 Offer by initialing the box on the cover page of the enclosed blue letter of transmittal, duly executing the letter of transmittal and delivering the letter of transmittal to us by no later than March 16, 2001.

         o In the event that you receive any future offers, including offers from Western Real Estate Investments, please contact us at (888) 448-5554 before signing any documentation, as we may have again increased our Offer.

         If you elect to tender your Units, mail or facsimile a duly completed and executed copy of the enclosed Letter of Transmittal, and any documents required by the Letter of Transmittal to us using the enclosed pre-addressed, postage-paid envelope at:

                  ATTENTION: AMERICAN STOCK TRANSFER & TRUST COMPANY
                             59 MAIDEN LANE
                             NEW YORK, NEW YORK  10038
                             ATTN.:  REORG. DEPT. - RAM 2
                             FACSIMILE NO. (718) 234-5001
                             FOR INFORMATION CALL 1-888-448-5554

March 5, 2001                                            Bighorn Associates LLC